Ascend Acquisition’s Andover Games Signs Mobile Gaming Development Deal with Meteor Group For Its Clients, Including The McDonald’s Channel

Announces Commitment of $2 Million of Additional Merger Financing and 2012 First Quarter Financial Results

(San Francisco, CA, May 22, 2012)---Andover Games, LLC (“Andover Games”), the mobile game developer that is the operating subsidiary of publicly traded Ascend Acquisition Corp. (“Ascend Acquisition”) (OTC: ASCQ. OB), announced today that it has entered into a three-year agreement with Meteor Group to be its first sales partner in mobile gaming development deals for top international consumer brands.

Meteor Group is a privately held, full service digital agency that specializes in designing and building customized user centric mobile solutions.  Andover Games will have access to all of Meteor Group’s clients and will be part of its fundamental sales initiatives. A full client list for Meteor Group can be found at www.meteorusa.com. One of Meteor’ Group’s exclusive partnerships is with the McDonald’s Channel and one of Meteor Group’s projects is to design a mobile game for the McDonald’s Channel available on both mobile device platforms and the web. The McDonald’s Channel is a digital out of home network for the McDonald’s (NYSE: MCD) restaurant chain.

“We are excited about working with the talented team at Andover Games to develop and bring mobile games to our full roster of clients which includes the McDonald’s Channel and other top international brands,” said Patrick Lerandeau, Chief Operating Officer of Meteor Group. “The ability to access mobile games that are fun to play at all ages and levels of experience will add to all of our brands’ visibility and customer experience,” said Mr. Lerandeau.

Meteor, on behalf of Andover Games, will offer new games to its existing and future clients as well as branding opportunities within existing games. Meteor’s list of services include website development, mobile app & WAP site creation, text campaigns, and product integration for many of the world’s top brands.

“We are excited to be working with Meteor Group and their roster of terrific brands,” said Andover Games’ Chief Executive Officer Craig dos Santos. “We are already working on the development of various types of games that will bring enjoyment to viewers of the McDonald’s Channel as well as other brands looking to expand their reach into the digital gaming arena,” said Mr. dos Santos.

Ascend Acquisition also announced that Ironbound Partners Fund, LLC, an affiliate of Jonathan J. Ledecky, Ascend Acquisition’s Non-Executive Chairman of the Board and Interim Chief Financial Officer, has committed to purchase the remaining $2 million of securities in Ascend Acquisition’s financing relating to its merger with Andover Games once such financing is recommenced if other investors are unable to be located. The financing has been currently postponed to allow Ascend Acquisition and Andover Games to freely explore and consummate potential strategic initiatives that have been presented to it since consummation of the merger. For a more complete description of the foregoing, see Ascend Acquisition’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2012.

Ascend Acquisition also announced its financial results for the three months ended March 31, 2012. The company reported revenues of $28,125 and a net loss of $168,456 for the quarter. As of March 31, 2012, the company had approximately $1.7 million of cash and no debt. The full financial statements can be found in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 21, 2012.

"We are pleased at the progress we have made at Andover Games in our first quarter as a public company. We continue to refine and test the two games we are developing and hope to release the games in the United States during the third quarter of 2012. We continue to ramp up our operations internally with talented team members coming on board and we are pleased with the ongoing execution of our business plan," said Mr. dos Santos.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Ascend Acquisition’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

The following factors, among others, could cause actual results to meaningfully differ from those set forth in the forward-looking statements: our ability to develop and then maintain a good relationship with Apple, Google and Facebook; our ability to convert non-paying players into paying players and attract new paying players; our ability to increase purchases by paying players; our ability to retain paying players, especially higher paying players; our ability to anticipate changes in the mobile and social game industry; our ability to cost-effectively develop and launch games; our ability to launch games and release enhancements that become popular; our ability to develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased player usage, fast load times and the deployment of new features and games; our ability to process, store and use data in compliance with governmental regulation and other legal obligations related to privacy; our ability to successfully compete with other companies that are currently in, or may in the future enter, the social game or entertainment industry; our ability to hire, integrate and retain world class talent; our ability to maintain adequate control of our expenses; our ability to successfully expand our business, while maintaining high quality; and our ability to obtain additional working capital as and when needed.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the control of Ascend Acquisition and Andover Games and are difficult to predict. The information set forth herein should be read in light of such risks. Neither Ascend Acquisition nor Andover Games assumes any obligation to update the information contained in this press release.

About Andover Games

Andover Games is a company formed in January 2011 to create and distribute game applications on current smartphone and other mobile platforms, namely iOS and Android, as well as future competing smartphone platforms. Andover Games merged with publicly traded Ascend Acquisition (OTC BB: ASCQ.OB) in February 2012 and now operates as its wholly owned subsidiary.

For additional information contact:

Jon Ledecky

Ascend Acquisition Corp.

Tel: 307-633-2831

Email: jledecky@andovergames.com

Patrick Lerandeau

Meteor Group
Tel: 323-933-8800

Email: patrick.lerandeau@meteorusa.com